UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:    September 28, 2007
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-11337	INTEGRYS ENERGY GROUP, INC. (A Wisconsin Corporation) 130 East Randolph Drive Chicago, Illinois 60601-6207 (312) 228-5400	39-1775292

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01       Completion of Acquisition or Disposition of Assets.

On September 28, 2007, Peoples Energy Corporation, a wholly owned subsidiary of Integrys Energy Group, Inc., completed the sale of its oil and natural gas production subsidiary, Peoples Energy Production Company, to El Paso E&P Company, L.P. pursuant to the terms of the previously announced stock purchase agreement dated August 16, 2007.  El Paso E&P Company, L.P., a Delaware limited partnership, is a wholly owned subsidiary of El Paso Corporation.  Peoples Energy Production Company is active in the acquisition, development and production of oil and natural gas reserves in selected onshore basins in the United States through direct ownership in oil, gas and mineral leases with its primary focus on natural gas.  El Paso E&P Company purchased 100% of the equity interest of Peoples Energy Production Company for a cash purchase price of approximately $879.1 million.  The purchase price remains subject to typical post closing adjustments.

Although Integrys Energy Group expects to realize an after-tax gain on the sale of approximately $10 million, the ultimate impact on after-tax income will depend on the outcome of various post-closing adjustments.

Net after-tax proceeds are expected to be approximately $630 million, subject to the above-mentioned adjustments, and will be used to reduce short-term debt.

Following the merger of Peoples Energy Corporation into Integrys Energy Group on February 21, 2007, the operations of Peoples Energy Production Company were reported as discontinued operations and the related assets and liabilities as held for sale.  The gain on sale will also be reported as a component of income from discontinued operations.

Item 9.01	Financial Statements and Exhibits.

	(a)	Not applicable.

	(b)	Not applicable.

	(c)	Not applicable.

	(d)	Exhibits. The following exhibits are being filed herewith:

		99.1	News Release dated September 28, 2007 reporting Integrys Energy Group, Inc. Completes Sale of Oil and Natural Gas Production Subsidiary

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRYS ENERGY GROUP, INC. By: /s/ Joseph P. O'Leary Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: September 28, 2007

INTEGRYS ENERGY GROUP, INC.

Exhibit Index to Form 8-K
Dated September 20, 2007

Exhibit Number
99.1	News Release dated September 28, 2007 reporting Integrys Energy Group, Inc. Completes Sale of Oil and Natural Gas Production Subsidiary